UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2018

Everbridge, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37874	26-2919312
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Corporate Drive, Suite 400, Burlington, Massachusetts		01803
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 230-9700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933(§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01 Entry into a Material Definitive Agreement.

On February 13, 2018, Everbridge, Inc. (the “Company”) entered into a Transaction Agreement (the “Transaction Agreement”) with Unified Messaging Systems ASA (“UMS”) and Everbridge Holdings Limited (“Holdings”) pursuant to which Holdings agreed to make an offer to purchase all of the outstanding shares of UMS (the “Acquisition”). Pursuant to the Transaction Agreement, and subject to the terms and conditions set forth therein and upon approval of an offer document by the Oslo Børs ASA, Holdings has agreed to commence a tender offer (the “Offer”) to purchase all of the issued and outstanding shares of capital stock of UMS (the “Shares”) at a price of 1.37 Norwegian kroner per share (the “Offer Price”). As of the date hereof, there are 195,723,625 Shares issued and outstanding. Based on the Offer Price, the aggregate price for the Shares would be approximately 268 million Norwegian kroner.

Holders of approximately 67.3% of the Shares have entered into pre-acceptances with Holdings, pursuant to which such holders have pre-accepted the Offer for all shares they own. In addition, Holdings has entered into conditional purchase agreements with holders of options to purchase 2,285,000 shares of capital stock of UMS (the “Options”), whereby Holdings will purchase the Options at a price equal to the difference between the Offer Price and the exercise price for the Options, subject to closing of the Offer. The aggregate purchase price for the Options is 1,066,700 Norwegian kroner. These pre-acceptances with respect to Shares and commitments to sell Options may be withdrawn by the shareholders and the option holders in the event a superior competing offer is launched and the Board of Directors of UMS decides to recommend such competing offer as described below.

The complete details of the Offer, including all terms and conditions, will be included in an offer document (the “Offer Document”) complying with the requirements of the Norwegian Securities Trading Act and which is expected to be distributed to UMS shareholders in February 2018, following approval by the Oslo Børs ASA. The Offer period will be two weeks, subject to extension, and settlement of the Offer is expected to take place during the first quarter of 2018.

The closing of the Offer is subject to satisfaction or waiver of customary closing conditions, including a minimum acceptance of at least 90% on a fully diluted basis or such lower percentage (not being less than 50%) of the Shares as the Company and Holdings determine, and no material adverse change having occurred in UMS. The Offer is not subject to any financing condition or any regulatory approvals. Holdings will finance the transaction with existing cash balances, and the Company has agreed to provide a guarantee of such payment.

The Offer Document will include the recommendation of the Offer by the Board of Directors of UMS. The Board of Directors of UMS has the right to amend or withdraw its recommendation of the Offer in the event a superior competing offer is made that is not matched by Holdings within four days of being provided with notice thereof. Any such amendment or withdrawal will permit Holdings to withdraw from the Offer. UMS has agreed to pay Holdings a break-fee of 12.5 million Norwegian kroner in the event that the recommendation of the offer issued by the Board of Directors of UMS is withdrawn or amended, or the Offer lapses following the announcement of a competing offer that results in the acquisition of UMS.

Holdings intends to make a compulsory acquisition of the remaining shares in UMS upon acquiring not less than 90% of the shares in UMS under the Offer. Further, upon such acquisition, Holdings intends to propose to the general meeting of UMS that an application be filed with the Oslo Stock Exchange to de-list the shares of UMS.

The foregoing description of the Transaction Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, a copy of which is attached to this Current Report as Exhibit 2.1 and incorporated herein by reference. The Transaction Agreement has been attached to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Company, Holdings or UMS.

Important Notice:

The Offer will not be made in any jurisdiction in which making of the Offer would not be in compliance with the laws of such jurisdiction. This Current Report does not in itself constitute an offer. The Offer will only be made on the basis of the Offer Document and can only be accepted pursuant to the terms of such document.

Item 7.01 Regulation FD Disclosure.

On February 14, 2018, the Company issued a press release regarding the Acquisition, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired

To the extent required by this item, the financial statements of UMS will be filed by amendment no later than 71 calendar days from the date of the filing of this Current Report.

(b) Pro Forma Financial Information

To the extent required by this item, pro forma financial information will be filed by amendment no later than 71 calendar days from the date of the filing of this Current Report.

(d) Exhibits

Exhibit No.	Description

2.1*	Transaction Agreement dated February 13, 2018, by and among Everbridge, Inc., Everbridge Holdings Limited, and Unified Messaging Systems ASA

99.1	Press release dated February 14, 2018

*	Schedules to the agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K promulgated under the Securities Exchange Act of 1934, as amended. The Company undertakes to furnish supplementally copies of any of the omitted schedules upon request by the Securities and Exchange Commission, provided however that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities and Exchange Act of 1934, as amended, for any schedule so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Everbridge, Inc.

Dated: February 20, 2018	By:	/s/ Elliot J. Mark
Elliot J. Mark Senior Vice President, General Counsel and Secretary

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